Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated July 1, 2022, with respect to the combined financial statements of Biohaven Ltd. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-267928) and related Prospectus of Biohaven Ltd. for the registration of its common shares.

/s/ Ernst & Young LLP

Hartford, Connecticut
October 20, 2022